Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Era Group Inc. 2012 Share Incentive Plan of our report dated March 9, 2012 (except Note 16, as to which the date is December 20, 2012), with respect to the consolidated financial statements and schedule of Era Group Inc. included in its Form 10 (No. 001-35701) as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Miami, Florida
January 25, 2013